Exhibit 10.11
STANDSTILL AGREEMENT
          This Standstill Agreement (“Agreement”) is entered into as of May 16, 2006 (the “Effective Date”) by and between R.H. Donnelley Publishing and Advertising, Inc. (“Donnelley”), a Kansas corporation with its principal place of business at 1001 Winstead Drive, Cary, North Carolina 27513, and Embarq Corporation, a Kansas corporation with its principal place of business at 5454 West 110th Street, Overland Park, Kansas 66211 (“Embarq” and each, together with their respective subsidiaries, a “Party”, and together, the “Parties”). Embarq is presently a wholly owned subsidiary of Sprint Nextel Corporation (“Sprint”).
     WHEREAS, Sprint Corporation, Donnelley and certain of their affiliates entered into a Directory Services License Agreement and related Commercial Agreements (collectively, the “Original DSLA”) effective as of January 3, 2003, whereby Donnelley is licensed to publish and distribute certain Directories; and
     WHEREAS, Sprint intends to engage in a spin off (the “Spin-Off”) of Embarq in the near future such that Embarq and its subsidiaries will (a) no longer be affiliates of Sprint and (b) conduct all of the wireline local telephone service business that has historically been provided by the Sprint Local Telecommunications Division; and
     WHEREAS, in light of the pending Spin-Off, pursuant to Section 9.1(b) the Original DSLA, the Parties are executing simultaneously herewith a new directory services license agreement and related Commercial Agreements (collectively, the “New DSLA”), on substantially identical terms to those set forth in the Original DSLA; and
     WHEREAS, the Parties have not yet been able to reach agreement as to Directory Cover Policies that should be included as Exhibit C of the New DSLA, and the interaction between such Directory Cover Policies and certain related rights of Donnelley, including without limitation its use of the trademarks “The Best RED Yellow Pages” and “bestredyp.com” with respect to the Directories (collectively, “Disagreement”); and
     WHEREAS, the Parties wish to provide for sufficient time to resolve their Disagreement and to avoid the time, expense and use of resources that litigation would entail should such Disagreement not be resolved;
          NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the same meanings given to such terms in the Original DSLA.
     2. Interim Directory Cover. Effective as of July 1, 2006, Donnelley shall begin publishing and distributing Directories in accordance with the cover design specified in Exhibit A to this Agreement (the “Interim Cover Design”). Additionally, during the term of this Agreement, Sprint shall not oppose Donnelley’s continued use of the trademarks “The Best RED Yellow Pages” and “bestredyp.com” or the homepage of the bestredyp.com website so long as such trademarks and homepage are displayed in a manner consistent with the Interim Cover Design. The Parties agree that upon execution of the New DSLA and during the term of this Agreement, the Directory Cover Policies, the Co-Brand Standards and other matters related to cover color and design under the New DSLA shall be interpreted and applied in a manner consistent with the Interim Cover Design.
     3. Good Faith Negotiations. The Parties acknowledge and agree that the utilization of the Interim Cover Design reflects only an interim resolution of their Disagreement. The Parties shall continue, during the term of this Agreement, to negotiate in good faith to reach a definitive resolution of their Disagreement. As part of those negotiations, the Parties shall conduct joint research, over time, to assist the Parties in developing Directory Cover Policies that meet consumers’ needs and preferences and the Parties’ respective strategic objectives. In the event the Parties reach a definitive resolution of their Disagreement, the terms of such resolution shall be incorporated into, and shall modify, the New DSLA, including, without limitation, Exhibit C to the New DSLA.
     4. No Waiver of Rights. By entering into this Agreement and implementing the Interim Cover Design, neither Party is waiving its rights or legal positions under or relating to the Original DSLA (and therefore with respect to related provisions of the New DSLA), including without limitation, its rights and legal positions relating to the Disagreement. Each Party reserves its respective rights and legal positions under the Original DSLA (with Sprint LTD’s rights being Embarq’s rights for these purposes) and/or the New DSLA concerning the Disagreement that is the subject matter of this Agreement, subject only to the limitations on the exercise of those rights and the assertion of those positions expressly imposed by this Agreement. No Party will use the fact that another Party entered into this Agreement as support for the Party’s position in any litigation relating to the Original DSLA and/or the New DSLA, nor will any Party argue that the delay resulting from entry of this Agreement is a defense to injunctive relief sought in any litigation relating to the Original DSLA and/or the New DSLA.
     5. No Legal Action. Subject to their adherence to the terms of this Agreement, during the term of this Agreement, the Parties shall refrain, and shall cause their respective Affiliates to refrain, from threatening or taking any legal action against each other based on or relating to the Disagreement that is the subject matter of this Agreement, including without limitation by filing suit in any federal or state court for breach of contract, trade dress or trademark infringement or related claims or declaratory relief, or bringing any demands for arbitration relating to the same, or seeking any injunctive or equitable relief relating to the same, or sending notice of breach to the other Party under the Original DSLA and/or the New DSLA.
     6. Term and Termination. This Agreement shall terminate upon the earlier to occur of (a) the parties’ reaching an agreement in writing that resolves the Disagreement that is the subject matter of this Agreement, including without limitation an agreement on the Directory Cover Policies applicable to the New DSLA, or (b) March 1, 2007.
     7. Effect of Termination. The termination of this Agreement shall have no effect on the operative provisions of the Original DSLA or the New DSLA, provided, however, that termination of this Agreement shall, automatically and with no further action or notice required, cause the Parties’ rights and obligations with respect to the Disagreement to revert back to those rights and obligations with respect to such matters under the Original DSLA as such rights and obligations existed as of the date of this Agreement (with Sprint LTD’s and its Affiliates’ rights being Embarq’s rights for these purposes). The Parties agree that, upon the termination of this Agreement, they shall attempt to resolve their dispute pursuant to the dispute resolution provisions of the New DSLA.
     8. Notices. Any notice, request or other communication required or permitted to be given by either Party to the other under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered by hand or by courier; (ii) when five (5) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested; or (iii) when two (2) days have elapsed after its transmittal by a nationally-recognized overnight courier such as Federal Express to the address set forth below, in each case, with a copy. Notices shall be directed to the following:
          If to R.H. Donnelley Publishing and Advertising, Inc., to it at:

R.H. Donnelley Publishing and Advertising, Inc.
1001 Winstead Drive
Cary, North Carolina 27513
Attn: Robert Bush, Esq., General Counsel
Fax: (919) 297-1518
          If to Embarq, to it at:
Embarq Corporation
5454 West 110th Street
Overland Park, KS 66211
Attn: Senior Vice President, Corporate Strategy & Development
Fax: (913) 523-9625
     With a copy to:
Embarq Corporation
5454 West 110th Street
Overland Park, KS 66211
Attn: Senior Vice President & Corporate Secretary
Fax: (913) 523-9825
     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any and all affiliates, licensees, successors and assigns of the Parties hereto, and it shall be the duty of each party to bring this Agreement to the attention of any and all of its affiliates, licensees, successors or assigns.
     10. Multiple Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be an original as against the parties who signed it and all of which shall constitute one and the same document. Facsimile signatures shall be as effective and binding as original signatures.
     11. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware.
     12. Entire Agreement. This Agreement constitutes the entire Agreement of the parties and supersedes all prior agreements, understandings and negotiations, whether written or oral, among the Parties with respect to the subject matter hereof, and may not be amended, altered, modified or waived except by an instrument in writing executed by the Parties.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf by its duly authorized representative, as of the date first written above, as indicated below.

EMBARQ CORPORATION	R.H. DONNELLEY PUBLISHING AND
ADVERTISING, INC.

By: /s/ Michael B. Fuller	By: /s/ Robert J. Bush
Name: Michael B. Fuller	Name: Robert J. Bush
Title: Chief Operating Officer	Title: Vice President